As filed with the Securities and Exchange Commission on June 11, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The AZEK Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	3089	90-1017663
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1330 W Fulton Street #350

Chicago, IL 60607

877-275-2935

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jesse Singh

Chief Executive Officer

1330 W Fulton Street #350

Chicago, IL 60607

Telephone: 877-275-2935

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John L. Savva, Esq. Rita-Anne O’Neill, Esq. Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, CA 94303 650-461-5600	Paul Kardish Chief Legal Officer 1330 W Fulton Street #350 Chicago, IL 60607 877-275-2935	Rachel Sheridan, Esq. Samuel D. Rettew, Esq. Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004 202-637-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  Registration No. 333-236325

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE:

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A Common Stock, par value $0.001 per share	2,300,000	$23.00	$52,900,000	$6,867

(1)

Represents only the additional number of shares being registered, and includes 300,000 additional shares that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-236325).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously paid a filing of $97,959 for the Registration Statement on Form S-1 (File No. 333-236325), which was declared effective on June 11, 2020. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $52,900,000 are hereby registered, which includes the additional shares that the underwriters have the option to purchase.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The AZEK Company Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of additional shares of Class A common stock, par value $0.001 per share, of the Registrant. This Registration Statement relates to the public offering of securities contemplated by the earlier registration statement on Form S-1, as amended (File No. 333-236325) of the Registrant’s predecessor, CPG Newco LLC (such registration statement, the “Prior Registration Statement”), which the Commission declared effective on June 11, 2020. The contents of the Prior Registration Statement, including all amendments and exhibits thereto, are incorporated by reference into this Registration Statement.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of Class A common stock offered by the Registrant by 2,300,000 shares, which includes 300,000 shares of Class A common stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional shares of Class A common stock that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Sullivan & Cromwell LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (contained on signature pages to the Registration Statement of the Company (File No. 333-236325) and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, Illinois, on June 11, 2020.

The AZEK Company Inc.

By:	/s/ Jesse Singh
Name:	Jesse Singh
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 11, 2020.

Signature	Title

/s/ Jesse Singh	Chief Executive Officer, President and Director
Jesse Singh	(Principal Executive Officer)

/s/ Ralph Nicoletti	Senior Vice President and Chief Financial Officer
Ralph Nicoletti	(Principal Financial Officer)

/s/ Gregory Jorgensen	Vice President and Chief Accounting Officer
Gregory Jorgensen	(Principal Accounting Officer)

*	Director
Gary Hendrickson

*	Director
Sallie B. Bailey

*	Director
Russell Hammond

*	Director
James B. Hirshorn

*	Director
Brian Klos

*	Director
Ronald A. Pace

*	Director
Ashfaq Qadri

*	Director
Bennett Rosenthal

*	Director
Blake Sumler

*By:	/s/ Jesse Singh
Jesse Singh
Attorney-in-fact